Exhibit 10.2

 EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of  October 15, 2008, by and between BPO Management Services, Inc., a Delaware corporation (the “Company”), and John M. Carradine, an individual located at 5308 Briar Tree, Dallas, Texas 75248 (the “Employee”).

RECITALS

WHEREAS, the Company, HealthAxis Inc., a Pennsylvania corporation (“HAXS”), and Outsourcing Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Agreement and Plan of Merger dated September 5, 2008 (the “Merger Agreement”), pursuant to which it is expected that the Company and Merger Sub will merge, the Company will become a wholly-owned subsidiary of HAXS, HAXS will issue shares of its capital stock to the stockholders of the Company, and HAXS will change its name to BPO Management Services, Inc. (the surviving post-merger parent company is hereinafter referred to as “BPOMS”), all as more particularly described in the Merger Agreement (the “Merger”);

WHEREAS, Employee currently serves as an executive officer of HAXS and is employed by HAXS and Healthaxis, Ltd., a Texas limited partnership and wholly-owned subsidiary of HAXS (“Healthaxis”) pursuant to an employment agreement dated January 1, 2002 (together with all amendments thereto, the “Existing Employment Agreement”);

WHEREAS, it is a condition to closing of the Merger Agreement that the Company and the Employee enter into this Agreement, the terms and provisions of which will become effective and supercede the Existing Employment Agreement in the event of the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.
Employment. From and after the date of closing and consummation of the Merger (the “Effective Date”), the Company hereby agrees to employ the Employee as Managing Director of BPOMS Healthcare Division, and the Employee hereby accepts such employment, on the terms and conditions set forth below.

As of the Effective Date, Employee resigns Employee’s position as an executive officer of HAXS, but will continue to be employed as otherwise provided in this Agreement.  To the extent Employee’s duties following the Effective Date include service in an officer capacity at BPOMS, it is agreed that the Employee will not be considered an executive officer of BPOMS unless expressly designated as such by the BPOMS Board of Directors.

2.
Term and Renewal. The term (“Term”) of this Agreement shall begin on the Effective Date and shall end three years from the Effective Date or upon termination of the Employee’s employment by the Company or by the Employee in accordance with the terms of this Agreement.

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3.	Position and Duties.

(a)
During the Employment Period, the Employee shall serve as Managing Director of BPOMS Healthcare Division with the following duties: senior executive in charge of the BPOMS Healthcare Division (which shall consist of the Healthaxis legacy business lines including claims administration systems and services, front end BPO services for healthcare customers, and NextProcess accounts payable BPO services), and such other related duties as requested by the Board of Directors, President or Chief Executive Officer of the Company. The Employee shall report directly to the Chief Executive Officer and President of the Company. Unless otherwise authorized by the Chief Executive Officer or President of the Company, the Employee shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and its affiliates and subsidiaries (hereafter referred to as “affiliates”). Notwithstanding the above, the Employee shall be permitted, to (i) serve on civic or charitable boards or committees, and (ii) serve on boards of other companies provided that such activities do not interfere with the Employee’s performance of his duties for the Company and its affiliates.  The Employee shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (ii) of this paragraph.

(b)
In order to induce the Company to enter into this Agreement, Employee represents and warrants to the Company that (i) Employee is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity other than the Existing Employment Agreement; and (ii) Employee is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or otherwise which would impair Employee’s right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

4.
Place of Performance. During the Employment Period, the initial location of employment of the Employee shall be in Irving, Texas.  The Employee’s location of employment shall not be changed by a distance greater than seventy five (75) miles without the Employee’s prior written consent.

5.	Compensation and Related Matters.

(a)
Base Salary. During the Employment Period, the Company shall pay the Employee a base salary (the “Base Salary”) at the rate of $175,000 per year. The Base Salary shall be paid in approximately equal installments on a semi-monthly basis in accordance with the Company’s customary payroll practices.   All references herein to “$” or “dollars” shall mean US dollars.  The Base Salary is subject to review and increase on at least an annual basis, but in no event may the Base Salary be reduced below the rate stated in this Setion 5(a).

(b)
Annual Bonus. Commencing on January 1, 2009, for each 12 month calendar year during the Term, the Employee shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in an such amount equal to 100% of the then current Base Salary as shall be determined by the Board of Directors of BPOMS (the “Board”) based on the achievement of Company, BPOMS, and other affiliate goals and individual performance goals for the Employee as established by the Board for each applicable calendar year, and except that no Annual Bonus (or any pro-rated amount thereof for any Partial Year) shall be accrued, due or payable or deemed earned by Employee if, prior to the end of a calendar year, Employee voluntarily terminates his employment with the Company or if the Company terminates Employee’s employment for Cause as defined in this Agreement.  The Board shall establish objective and subjective criteria to be used to determine the extent to which performance goals have been satisfied.  The Annual Bonus shall be prorated for any applicable partial calendar year (each a “Partial Year”).  Employee shall be entitled to participate in other Company and BPOMS bonus/incentive plans that may be adopted from time to time at a level and in a manner consistent with other senior level employees.

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(c)
Signing Bonus.  On the Effective Date, Employee shall immediately be paid a one-time signing bonus in the amount of $75,000 (subject to normal withholding) (the “Signing Bonus”). The Signing Bonus is in addition to, and shall not be offset from, the Annual Bonus.  If the Employee voluntarily terminates his employment with the Company within the first nine (9) months following the Effective Date without Good Cause (as hereinafter defined), Employee shall refund to the Company a pro rata portion (1/9th of the net amount for each remaining month of the 9 month period) of the net amount received by Employee (after all withholding) from the Signing Bonus.

(d)
Transition Bonus.  On the date that 80% of the transition objectives specified on Exhibit A attached hereto are achieved, Employee shall immediately be paid a one-time transition bonus in the amout of $50,000 (subject to normal withholding) (the “Transition Bonus”). The Transition Bonus is in addition to, and shall not be offset from, the Annual Bonus and is not refundable to the Company under any circumstances.

(e)
Equity Compensation.  On the Effective Date Employee shall receive an award of 250,000 shares of restricted stock to be issued under the Healthaxis Inc. 2005 Stock Incentive Plan (or any successor plan with substantially similar terms, the “Plan”).  The restricted stock shall vest over the first three (3) years from the Effective Date in six (6) increments of41,667 shares on each six (6) month anniversary of the Effective Date, and shall also be fully vested on a Change in Control (as defined in the Plan) in any transaction occurring following the Merger.  Following the Effective Date, Employee shall be entitled to additional equity awards in amounts and on terms consistent with periodic awards to other senior management personnel. The numbers of shares stated above are subject to adjustment for any reverse stock split affected in connection with the Merger.

(f)
Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Employee for all business, travel and entertainment expenses incurred during the Employment Period with respect to the business or prospective business of the Company, including American Airlines Admirals Club membership, Platinum Status on American Airlines, Platinum Amex feesand airline upgrades, as well as professional and license fees (including CPA fees, continuing education costs, etc.as applicable) consistent with past practices, all subject to the Company’s expense reimbursement policies.

(g)	Car Allowance. A monthly car allowance of $650 .

(h)
Vacation & PTO. During the Employment Period, the Employee shall be entitled to four (4) weeks of paid vacation per year. Vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year provided that no vacation shall accrue during the time period that Employee has accrued and unused vacation in excess of eight (8) weeks.  In addition, Employee shall be entitled to seven (7) days of paid time off each year consistent with past Healthaxis practices or as otherwise provided under the BPOMS standard PTO policy in effect at a given time.  All current Healthaxis vacation and PTO balances as of the Effective Date will be carried forward and are not forfeited as a result of the Merger.

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(i)
Health, 401(k) and Incentive Benefit Plans. During the Employment Period, the Employee (and his eligible spouse and dependents) shall be entitled to participate in all health benefit plans and programs maintained by the Company from time to time for the benefit of its employees, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment, travel accident and life insurance plans, programs and arrangements. These benefits shall not be reduced in any material way from the levels currently provided by Healthaxis on the Effective Date. In addition, during the Employment Period, the Employee shall be eligible to participate in all 401 (k), pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit if its employees. These benefits shall not be reduced in any material way from the levels currently provided by Healthaxis on the Effective Date.  All prior service at Healthaxis shall be bridged with respect to any vesting, eligibility or similar requirements under all Company benefit plans and Employee will receive full credit for all periods of service at Healthaxis.

(j)	Additional Items. The Company shall provide the Employee with the following additional items in connection with the performance of his duties: laptop computer and mobile telephone.

6.	Termination. The Employee’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)	Death. The Employee’s employment hereunder shall terminate upon his death.

(b)
Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee qualifies for and is certified as eligible for long-term disability benefits by the carrier under the then current long-term disability plan as required herein to be maintained by the Company (or any affiliate for the benefit of Company employees), then the Company shall have the right to terminate the Employee’s employment hereunder for “Disability.”

(c)
Cause. The Company shall have the right to terminate the Employee’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment only upon the Employee’s:

(i)
willful gross misconduct or conviction of an indictable offense or a felony after the Effective Date that, in either case, results in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or which involves any crime or offense involving money or other property of the Company or any of its affiliates; or

(ii)
refusal to perform, or willful breach or neglect of the performance of any of his duties or obligations hereunder and continued failure to perform his duties hereunder  within five business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed; or

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(iii)	breach of this Agreement by Employee; or

(iv)	any attempt by Employee to improperly secure any personal profit in connection with the business of the Company or any of its affiliates; or

(v)	chronic alcoholism or drug addiction.

Cause shall not exist unless and until the Company has delivered to the Employee written notice from the President or the Chief Executive Officer of the Company specifying the particulars thereof in detail and unless and until the Company has given the Employee ten  (10) days in which to cure the underlying breach, to the extent such breach is susceptible of cure.

(d)	Without Cause. The Company shall have the right to terminate the Employee’s employment hereunder without Cause by providing the Employee with a Notice of Termination.

(e)
Change of Control. The Company may elect to terminate the Employee’s employment hereunder upon a Change of Control Event. A Change of Control Event means any of the following: (1) the acquisition of BPOMS or the Company by another entity or persons by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of BPOMS or the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), at least fifty percent (50%) of the total voting power represented by the voting securities of BPOMS or the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (2) the sale of 80% or more of the assets of BPOMS or the Company or the operating division of BPOMS to which Employee’s primary duties relate.

(f)
Good Reason.  The Employee shall have the right to terminate  his employment for “Good Reason.”  For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment upon (each a “Good Reason Event”):

(i)
a reduction in the Employee’s then current Base Salary and such reduction is not rescinded within 15 days after written notice from Employee that such reduction in Base Salary constitutes grounds for termination for a Good Reason Event; or

(ii)
the failure of Company to pay any compensation, or otherwise provide any benefits, due to the Employee in accordance with the terms of this Agreement and such failure is not cured within 30 days after written notice from Employee identifying such failure to make such payment or benefit and stating that such failure constitutes grounds for termination for a Good Reason Event; or

(iii)
a material diminution of Employee’s responsibilities, or the assignment to the Employee of duties materially inconsistent with the Employee’s position, duties, and status with the Company as set forth in Section 3(a), if done without the Employee’s prior written consent and provided such change is not rescinded by the Company within 30 days after written notice from Employee specifying the changes described in this subparagraph and a statement that such changes constitute grounds for termination for a Good Reason Event; or

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(iv)
the Company moves the Employee’s principal place of employment by a distance greater than seventy five (75) miles from the City of Irving, Texas, without the Employee’s prior written consent and such action to move Employee is not rescinded within 30 days after written notice from Employee stating that such change of location constitutes grounds for termination for a Good Reason Event; or

(v)
The Company otherwise breaches this Agreement and such breach is not cured within 10 days after written notice from Employee identifying such breach and stating that such breach constitutes grounds for termination for a Good Reason Event.

The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting a Good Reason Event hereunder; however, a claim that a Good Reason Event has occurred shall be deemed waived, even if such Good Reason Event has occurred, if not asserted in writing by the Employee to the Company within 30 days of Employee’s actual knowledge of the occurrence of such Good Reason Event.

7.	Termination Procedure.

(a)
Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under that provision.

(b)	Date of Termination. “Date of Termination” shall mean:

(i)	if the Employee’s employment is terminated by his death, the date of his death,

(ii)
if the Employee’s employment is terminated pursuant to Section 6(b), thirty (30) days after the date on which the Notice of Termination was transmitted to the Employee (provided that the Employee does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and

(iii)
if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.
Compensation upon Termination or During Disability. In the event the Employee is terminated for Disability or his employment terminates during the Employment Period, the Company shall provide the Employee with the payments and benefits set forth below. The Employee acknowledges and agrees that the payments set forth in this Section 8 (other than the Accrued Obligations as hereinafter defined) constitute liquidated damages for termination of his employment during the Employment Period.

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(a)
Termination by Company Without Cause or Due to a Change of Control Event or by the Employee for Good Reason. If the Employee’s employment is terminated by the Company without Cause (other than Disability) or the Company elects to terminate Employee’s employment due to a Change of Control Event or the Employee elects to terminate his Employment for a Good Reason Event:

(i)
the Company shall pay to the Employee, on or before the Date of Termination, a payment equal to all accrued and unpaid Base Salary and accrued unpaid vacation pay through the Date of Termination and the Company shall have no obligation to pay Base Salary or any other compensation for the remainder of the Employment Period;

(ii)	the Company shall, consistent with past practice, reimburse the Employee pursuant to Section 5(f) for business expenses incurred but not paid prior to such termination of employment;

(iii)
the Company shall pay to the Employee severance pay in an amount equal to the sum of (x) an amount equal to one (1) full year of his then current Base Salary; plus (y) a portion of the Annual Bonus amount prorated from January 1 of the year in which the termination occurs through the Date of Termination.  The determination of the prorated Annual Bonus amount shall be based on a negotiated amount to be mutually agreed upon in good faith between Employee and BPOMS as the likely Annual Bonus amount that would have been earned for the full year considering progress made as of the Termination Date toward achievement of the Company, BPOMS, and other affiliate goals and individual performance goals for the Employee as established by the Board for the current calendar year;

(iv)
all outstanding unvested equity awards, including unvested restricted stock and unvested stock options, shall be automatically 100% vested on the Termination Date. In addition, Employee shall have three (3) years from the Termination Date to elect to exercise all of his outstanding stock options or similar awards, including all such awards vested prior to the Termination Date, and all such awards that become vested on the Termination Date;

(v)
Employee’s (and Employee’s spouse/dependents) then current health, dental and life insurance benefits shall be continued at the Company’s expense for a period of up to one (1) year.  In the event these plans may not be continued by the terms of the plan, then the Company will reimburse Employee for these expenses during the period for electing COBRA or purchasing an individual plan that is similar to the Company plan.  These benefits may be terminated earlier in the event Employee becomes eligible for coverage under a subsequent employer’s plan;

(vi)
at Employee’s request, the Company will provide employee with up to $2,000 per month for a maximum of nine (9) months to cover the actual cost of outplacement/search firm services from a firm selected by Employee.

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(vii)
the Employee shall be entitled to any other rights, compensation and/or benefits as may be due to the Employee in accordance with the terms and provisions of any written agreements, plans or programs of the Company.

The payments and benefits provided for as subclause 8(a)(i) and subclause 8(a)(ii) above  are hereinafter referred to as the “Accrued Obligations.”

(b)
Termination by the Company for Cause or Termination by Employee Without Good Reason. If the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, then the Company shall provide the Employee with his Accrued Obligations and shall have no further obligation to the Employee hereunder except for the benefits provided under any stock option grants and any other agreements, plans or programs of the Company and, notwithstanding any provision in this Agreement to the contrary, no Annual Bonus shall be due or payable or deemed earned or accrued. If the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, all outstanding unvested equity awards, including unvested restricted stock and unvested stock options, shall be forfeited if and as applicable under the specific award.  Employee shall have three (3) years from the Termination Date to elect to exercise all of his outstanding fully vested stock options or similar awards which have grant dates prior to the Effective Date.  For all fully vested stock options or similar awards with grant dates on or after the Effective Date, employee shall have the post-termination exercise rights as contained in the specific award.

(c)
Disability. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Employee shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event the Employee’s employment is terminated for Disability pursuant to Section 6(b), the Company shall pay the Accrued Obligations and Annual Bonus prorated through the Date of Termination and shall have no further obligations to the Employee hereunder except to the extent of disability benefits or other employee benefit plans and stock option grants otherwise available to Employee and except for Accrued Obligations and prorated Annual Bonus as expressly provided for herein. If the Employee’s employment is terminated for Disability pursuant to Section 6(b), all outstanding unvested equity awards, including unvested restricted stock and unvested stock options, shall be automatically 100% vested on the Termination Date. In addition, Employee shall have three (3) years from the Termination Date to elect to exercise all of his outstanding stock options or similar awards, including all such awards vested prior to the Termination Date, and all such awards that become vested on the Termination Date.

(d)
Death. If the Employee’s employment is terminated by his death, the Company shall pay the Accrued Obligations and Annual Bonus prorated through the Date of Termination and shall have no further obligations hereunder except for any benefits otherwise available to Employee or his family under insurance, stock option grants or other employee benefit plans.  If the Employee’s employment is terminated by his dealth, all outstanding unvested equity awards, including unvested restricted stock and unvested stock options, shall be automatically 100% vested on the Termination Date. In addition, Employee’s executor or successor in interest to these rights shall have three (3) years from the Termination Date to elect to exercise all of his outstanding stock options or similar awards, including all such awards vested prior to the Termination Date, and all such awards that become vested on the Termination Date.

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(e)
Full and Final Settlement.  The Employee acknowledges and agrees that the payments and agreements described in this Section 8 (other than the Accrued Obligations) shall be in full and final satisfaction of all claims which the Employee may have against the Company and all of its affiliates arising from the termination of the Employee’s employment pursuant to any statutes or common law  Upon compliance by the Company with this Section 8, the Employee shall not be entitled to pursue any legal action of any kind for any additional payment or notice required to be given.

9.	Confidential Information.

(a)
Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company or any of its affiliates (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder or to the Employee’s legal and financial advisors, any trade secrets, confidential information, knowledge or data relating to the Company, BPOMS, or any of their respective  affiliates or any businesses or investments of the Company or any affiliates, obtained by the Employee during the Employee’s employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this Agreement).  For purposes of this Agreement, “confidential information” shall not include:  information which is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or any other agreement.  Any unintentional disclosures or any disclosures made by Employee in good faith in furtherance of the business as provided above shall not be grounds for termination for Cause unless such disclosure was due to willful gross misconduct as contemplated under Section 6(c).

(b)
Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Employee agrees that the Company and its affiliates shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledges that damages would be inadequate and insufficient.

Notwithstanding the foregoing, to the extent of any conflict between the provisions of this Section 9 and the provisions of a mutually acceptable Employee Proprietary Information and Inventions Agreement to be entered into between the Company and the Employee, the terms of the latter agreement shall govern.

10.	Restrictive Covenants.

(a)	Non-Competition. During his employment with the Company (“Employment”), the Employee agrees not to:

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(i)	Undertake any planning for any outside business activity that is competitive with the Company or its affiliates; or

(ii)
Directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services  for, or in any manner engage in any business directly competing with the Company or its affiliates and engaged in such business anywhere within any state, possession, territory or jurisdiction of the United States of America.

The ownership of any of the following securities by Employee shall be deemed not to violate this Section 10(a):  if Employee owns beneficially or of record in the aggregate less than five percent (5%) of any security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market.

(b)
Non-Solicitation.  During the period commencing on the Effective Date of this Agreement and continuing until the first (1st) anniversary of the date when the Employee's Employment is terminated for any reason the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any of the Company's affiliates with whom the Employee had contact during his Employment.

(c)	Non-Disclosure. The Employee shall have entered into a mutually acceptable form of Employee Proprietary Information and Inventions Agreement with the Company.

(d)
Injunctive Relief. The Employee acknowledges and agrees that his failure to perform any of his covenants in this Section 10 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Employee agrees that the Company may seek an injunction to restrain any breach of this Section 10.

(e)	Survival. The covenants in this Section 10 shall survive any termination or expiration of this Agreement and the termination of the Employee's Employment with the Company for any reason.

11.
Successors; Binding Agreement.  No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Employee’s death, this Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Employee’s interests under this Agreement. If the Employee should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Employee, or otherwise to his legal representatives or estate.  The Company shall be permitted to assign this Agreement and its rights, together with its obligations, hereunder, in connection with any sale, transfer or other disposition of all or substantially all of the assets acquired in the acquisition, whether by merger, consolidation, reorganization, or otherwise, provided the assignee agrees to accept such assignment and assumes all obligations of the Company herein.  Subject to the preceding provisions of this section 11, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

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12.
Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or two (2) business days after sending by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: At his residence address most recently filed with the Company.

If to the Company:

BPO Management Services, Inc.
1290 N. Hancock, Suite 202
Anaheim, CA 92807
Attention: Chief Executive Officer
Tel.: (714) 974-2670
Fax :  (714) 974-4771

with a copy to:

Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Tel : 949 224 1500
Fax: 949 224 1505
Email: jcornman@cornmanswartz.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.
Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this Agreement shall survive the Employee’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.  Each party hereto hereby submits itself to the jurisdiction of the courts located in the State of California and in Orange County, in respect of all actions arising out of or in connection with the interpretation or enforcement of this Agreement, waives any argument that venue in such forums is not convenient and agrees that any actions initiated by such party shall be venued in such forums.  For purposes of this Agreement, all references in this Agreement to the “Company” shall mean the Company, BPOMS, Healthaxis, Ltd. or other entity within the BPOMS  consolidated group of companies that constitutes the employer of record from time to time, it being understood and agreed that benefits and compensation hereunder may be paid and provided by different entities within the consolidated company from time to time.

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14.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.
Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.
Entire Agreement; Conditional Effectiveness. This Agreement together with all exhibits thereto, any grants of stock options previously or concurrently given to Employee by the Company and the Employee Proprietary Information And Inventions Agreement to be entered into set forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  This effectiveness of this Agreement is expressly conditioned on closing of the Merger.  Upon closing of the Merger, this Agreement shall supersede and replace the Existing Employment Agreement and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter hereto. Unless and until the Merger is closed and consummated, the terms of the Existing Employment Agreement shall remain in full force and effect in accordance with its terms, and Employee’s current employment, benefits and compensation shall continue to be governed thereby.

17.	Withholding. All payments hereunder shall be subject to any required withholding of Federal, national, provincial and local taxes pursuant to any applicable law or regulation.

18.	Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19.
Attorneys’ Fees.  Should any arbitration, proceeding, or other legal action be brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’, accounting, and other professional fees, and any other costs incurred in such arbitration, proceeding or other legal action, at trial, on appeal, or in collection thereof, in addition to any other relief to which it may be entitled.

Employment Agreement – Page 12

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

Company:

BPO Management Services, Inc.

 By: /s/ Patrick Dolan
 Name: Patrick Dolan
 Title: Chief Executive Officer

Employee:

/s/ John M. Carradine
Name:John M. Carradine

Employment Agreement – Page 13

Exhibit A
 Transition Bonus Milestones/Requirements

Upon substantial achievement of 80% of the following transition milestones by the Healthaxis senior management team, the Transition Bonus shall be due.  The target payment date is on or before 6 months from the Effective Date.

•	Successfully move data center from Virginia to Blue Hill with no loss of support to customers.

•	Integrate Healthaxis’ Web Self-Service product development with BPOMS technology team to demonstrate methodology for using offshore resources.

•	Eliminate Healthaxis corporate cost for
o	Audit
o	External Legal Support
o	Directors & Officers Insurance
o	Other Public Company Costs

•	Integrate BPOMS OCR technology for A/P processing into Healthaxis operations to improve functionality.

•	Develop an integration plan for Human Resources/Benefits.

Employment Agreement – Page 14